Exhibit 21.1
American Railcar Industries, Inc. wholly owns the following companies:

Subsidiary

1.	Castings LLC, a Delaware limited liability company

2.	Southwest Steel I, LLC, a Texas limited liability company

3.	Southwest Steel II, LLC, a Texas limited liability company

4.	Southwest Steel III, LLC, a Texas limited liability company

5.	ARI Fleet Services of Canada, Inc., a corporation registered in Ontario, Canada

6.	ARI Acquisition Sub, LLC, a Delaware limited liability company

7.	Amrail Industries, Inc., a Delaware corporation

8.	ARI Longtrain, Inc., a Delaware corporation

9.	ARI Component Venture, LLC, a Delaware limited liability company

10.	ARI Mauritius I, a Mauritius corporation

11.	ARI DMU, LLC, a Delaware limited liability company
Castings, LLC is a joint venture partner in Ohio Castings Company, LLC, a Delaware limited liability company.
ARI Component Venture, LLC, is a joint venture partner in Axis, LLC, a Delaware limited liability company, which owns Axis Operating Company LLC, a Delaware limited liability company.
ARI Mauritius I wholly owns ARI Mauritius II, a Mauritius corporation, which is a joint venture partner in Amtek ARI Railcar Private Limited, an Indian private limited company.
ARI DMU, LLC is a joint venture partner in US Railcar Company LLC, a Delaware limited liability company.